Exhibit 4.252

FEDERAL SERVICE FOR SUPERVISION IN THE SPHERE OF COMMUNICATIONS,
 INFORMATION TECHNOLOGY AND MASS MEDIA

LICENSE

No. 145056 dated October 04, 2016

For Rendering

Telematic Communication Services

This license is granted to

Public Joint Stock Company

Mobile TeleSystems

Primary State Registration Number
of a Legal Entity (Individual Entrepreneur)
(OGRN, OGRNIP)

1027700149124

Taxpayer Identification
Number (INN)

7740000076

Location address (place of residence):

4 Marksistskaya Str., Moscow, 109147

The territory covered by telecommunications services is specified in the Appendix.

This license is granted for a term:

until October 04, 2021

This license is granted by decision of
the licensing body — Order dated June 20, 2016 No. 304-рчс

Appendix being an integral part of this license is executed on
2 sheets

Deputy Head	Signature O.A. Ivanov

Stamp
L.S.

Appendix to the license No. 145056**

License Requirements

1.            Public Joint Stock Company Mobile TeleSystems (licensee) shall observe the term of this license.

Abbreviated name:

MTS PJSC

OGRN [Primary State Registration Number] 1027700149124                           INN (TIN) 7740000076

Location address:

4 Marksistskaya Str., Moscow, 109147

2.            The licensee shall commence provision of telecommunications services under this license on or before October 04, 2016.

3.            The licensee shall provide telecommunications services under this license only within the territory of the following constituent entities of the Russian Federation.

Republic of Karelia;

Arkhangelsk Region, Vologda Region, Kaliningrad Region, Leningrad Region, Murmansk Region, Novgorod Region;

Saint Petersburg;

Nenets Autonomous District.

4.            Under this license the licensee shall provide a subscriber and/or user* with:

a) access to the licensee’s telecommunications network;

b) access to information systems of information and telecommunications networks, including the Internet;

c) reception and transmission of telematic electronic messages;

d) transmission of warning signals and emergency information on hazards arising in case of a threat of occurrence or occurrence of emergencies of natural and anthropogenic nature, as well as during military actions or as a result of these actions, on the rules of public conduct and the need for protection measures.

5.            The licensee shall provide telecommunications services in accordance with the rules of telecommunications services, as approved by the Government of the Russian Federation.

1

6.            When providing telecommunications services, the licensee shall observe the telecommunications network connection and interoperability rules, as approved by the Government of the Russian Federation, in case of connection of the licensee’s data communication network to the public telecommunications network, connection to the licensee’s data communication network of other telecommunications networks, recording and transmission of traffic in the licensee’s data communication network, recording and transmission of traffic from (to) telecommunications networks of other operators.

7.            This license has been granted based on the results of consideration of the application for extension of the license No. 90184 dated October 04, 2011, other than by a bidding process (auction, competitive tender). No license requirements are established with respect to fulfillment by the licensee of its obligations assumed as a result of participation in a bidding process (auction, competitive tender) for the relevant license.

8.            When providing services under this license, the licensee shall fulfill the conditions established in the allocation of radio-frequency bandwidths and assignment of a radio frequency or radio frequency channel.

9.            The licensee shall fulfill the requirements to telecommunications networks and facilities for performance of investigative activities, as established by the federal executive authority responsible for telecommunications upon agreement with the authorized state bodies engaged in investigative activities, and take measures to prevent disclosure of organizational and tactical methods of performance of these activities.

10.          The licensee is not a universal service operator. No license requirements are established with respect to provision of universal services in accordance with agreements on provision of universal telecommunications services concluded with the authorized executive authority.

11.          The licensee shall provide information on the basis for accrual of the mandatory deductions (non-tax payments) to the universal service fund in the manner and in the form established by the federal executive authority responsible for telecommunications.

In addition to the services provided for by this license, other services technologically closely related to telematic communications services and intended for increase in their customer value may be provided, unless a separate license is required for this purpose.

** This license has been granted within extension of the license No. 90184 dated October 04, 2011.

Total numbered, bound and sealed

3 (Three) sheet(s).

Head of the Department for radio frequency assignment registers and licenses in the field of telecommunications

(Signature) I. Yu. Zavidnaya

Stamp

July 01, 2016